EXHIBIT 4


                              OPTION AGREEMENT


           This OPTION AGREEMENT is dated as of April 13, 1998 (this "Option Agreement"), by and among Garth H. Drabinsky ("Drabinsky"), Myron I. Gottlieb ("Gottlieb"), Lynx Ventures L.P., a Delaware limited partnership (the "Investor") and Livent Inc., a corporation existing under the laws of the Province of Ontario (the "Corporation").

           WHEREAS, Drabinsky has agreed to grant the Investor an option to purchase 500,000 shares of common stock, no par value, of the Corporation (the "Common Shares"), subject to the terms and conditions set forth herein;

           WHEREAS, Gottlieb has agreed to grant the Investor an option to purchase 1,500,000 Common Shares, subject to the terms and conditions set forth herein;

           WHEREAS, the Corporation and the Investor have entered into an Investment Agreement dated as of the date hereof (the "Investment Agreement"); and

           WHEREAS, the execution of this Option Agreement by Drabinsky, Gottlieb and the Investor is a condition to the Investor's obligations to consummate the transactions contemplated by the Investment Agreement.

           NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Option Agreement, intending to be legally bound, hereby agree as follows:

           1.   Options to Purchase Common Shares

                (a) Drabinsky hereby grants the Investor an option (the "Drabinsky Option") to purchase, at the discretion of the Investor all or part of up to 500,000 Common Shares owned by Drabinsky at a purchase price of $8.00 per share. The Drabinsky Option may be exercised at any time, commencing on the Effective Date (as defined herein) and terminating on the one year anniversary of the Effective Date.

                (b) Gottlieb hereby grants the Investor options (the "Gottlieb Options") to purchase, at the discretion of the Investor all or part of up to 1,500,000 Common Shares owned by Gottlieb. The Gottlieb Options shall be comprised of four option tranches as follows:

           i. An option to purchase 75,000 Common Shares which may be exercised at any time, commencing on the Effective Date and terminating on the two year anniversary of the Effective Date (the "Tranche 1 Gottlieb Option"). The purchase price of the Tranche 1 Gottlieb Option is $8.00 per share.

           ii. An option to purchase 425,000 Common Shares which may be exercised at any time, commencing on the Effective Date and terminating on the two year anniversary of the Effective Date (the "Tranche 2 Gottlieb Option"). The purchase price of the Tranche 2 Gottlieb Option is $9.00 per share.

           iii. An option to purchase 500,000 Common Shares which may be exercised at any time, commencing on the Effective Date and terminating on the three year anniversary of the Effective Date (the "Tranche 3 Gottlieb Option"). The purchase price of the Tranche 3 Gottlieb Option is $10.50 per share.

           iv. An option to purchase 500,000 Common Shares which may be exercised at any time, commencing on the Effective Date and terminating on the four year anniversary of the Effective Date (the "Tranche 4 Gottlieb Option"). The purchase price of the Tranche 4 Gottlieb Option is $12.00 per share.

                (c) As used herein the term "Effective Date" shall mean the date on which the earlier of either of the following events, if any, shall have occurred: (i) the closing of the transactions contemplated by the Investment Agreement; or (ii) the occurrence of both a proposal for a Significant Transaction (as defined in the Investment Agreement) by a third party involving the Company and a breach of Section 6.3 of the Investment Agreement (the no solicitation clause).

           2.   Manner of Exercise.

                (a) The Drabinsky Option or the Gottlieb Options (either, an "Option") may be exercised by the Investor by delivery of written notice to either Drabinsky or Gottlieb, as the case may be. Such notice shall include the whole number of Common Shares that the Investor has elected to purchase.

                (b) The closing date for the sale of the shares pursuant to any Option shall be on a date mutually acceptable to the parties; provided, however, that the closing shall be within 15 days of the date of the notice at the offices of the Company.

                (c) The payment of the purchase price shall be made by certified or official bank check payable to either Drabinsky or Gottlieb, as the case may be, in the amount obtained by multiplying (x) the number of Common Shares to be purchased, times (y) the purchase price per share of the Option.

                (d) In the event that an Option is exercised in part only, the Investor shall have the right to purchase additional Common Shares, up to the number granted pursuant to the applicable Option, through the end of the term of the applicable Option.

           3. Option Adjustment. In the event of any change in the number of Common Shares outstanding, whether by recapitalization, declaration of a stock split, payment of a stock dividend or otherwise, the number of shares delivered upon exercise and the purchase price shall be appropriately adjusted. Any dividend (in excess of normal dividends, if any) or other distribution (cash, stock or otherwise) on the Common Shares with a record date after the date of this Agreement will be for the account of the Investor and will delivered to the Investor on the date of receipt thereof.

           4. Representation and Warranty of Drabinsky and Gottlieb. Drabinsky and Gottlieb, jointly and severally, represent and warrant to the Investor that, as of the date hereof and each closing date, the following are true and correct:

                (a) Title to the Shares. Each of Drabinsky and Gottlieb has the complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to the Investor and the Investor will acquire at the closing date good and valid title to the purchased Common Shares free and clear of all liens, security interest, mortgages, options, rights or other encumbrances.

                (b) Authorization. Each of Drabinsky and Gottlieb has all requisite right, power and authority and full legal capacity to enter into this Option Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Option Agreement by each of Drabinsky and Gottlieb, and the consummation by each of Drabinsky and Gottlieb of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each of Drabinsky and Gottlieb and, no other proceedings on the part of any of Drabinsky and Gottlieb or any other Person are necessary to authorize this Option Agreement or to consummate the transactions contemplated hereby. This Option Agreement constitutes a valid and binding agreement of each of Drabinsky and Gottlieb, enforceable in accordance with its terms.

                (c) No Violations. The execution, delivery and performance of this Option Agreement by each of Drabinsky and Gottlieb or the consummation of the transactions contemplated hereby do not and will not
 (i) conflict with or violate any applicable law, (ii) result in the creation of any lien or encumbrance on the Optioned Shares (as defined herein) or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which Drabinsky, Gottlieb or the Corporation is a party or by which any of the Common Shares subject to the Options may be bound.

                (d) Consents and Approvals. The execution, delivery and performance of this Option Agreement by each of Drabinsky and Gottlieb does not and will not, require any consent, approval, authorization, governmental approval or other action by, or filing with or notification to, any third party or any governmental authority.

           5.   Covenants.

                (a) Drabinsky and Gottlieb shall surrender to the Corporation certificates representing the number of Common Shares which are subject to this Option Agreement within 5 days of the date hereof (the "Optioned Shares"). The Company will issue new certificates to Drabinsky and Gottlieb bearing the following legend:

 "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER, PURSUANT TO AN OPTION AGREEMENT, DATED AS OF APRIL 13, 1998. A COPY OF THE OPTION AGREEMENT IS ON FILE AT THE COMPANY. THE TRANSFER OF THESE SHARES IS SPECIFICALLY FORBIDDEN BY THE TERMS OF SUCH AGREEMENT."

                (b) During the term of this Option Agreement, Drabinsky and Gottlieb hereby jointly and severally covenant and agree that, except for encumbrances which exist as of the date hereof, they shall not, without the prior written consent of the Investor, sell, transfer, assign, pledge or otherwise encumber or dispose of, including without limitation, grant any option or similar right to purchase (each a "Transfer") any Optioned Shares to any other third party. Drabinsky and Gottlieb hereby jointly and severally covenant and agree to use their best efforts to cause all encumbrances on the Optioned Shares existing as of the date hereof to be removed on or before the date of the closing of the transactions contemplated by the Investment Agreement.

                (c) During the term of this Option Agreement, the Corporation hereby covenants and agrees that it shall not, and shall cause its Transfer Agent to not, recognize any Transfer of Common Shares by Drabinsky and Gottlieb which would leave either Drabinsky and Gottlieb, individually or collectively, beneficially and of record with less than the number of Common Shares necessary to fulfill their obligations under the Options.

                (d) To the extent the approval of the shareholders of the Corporation is required in connection with the transactions contemplated by the Investment Agreement, Drabinsky and Gottlieb hereby agree to vote all Common Shares for which they have the authority to vote on matters presented to the shareholders of the Corporation in favor of each such proposed transaction.

                (e) In the event that at any time after the one month anniversary of the closing of the transactions contemplated by the Investment Agreement the market price for Common Shares is in excess of $8.00 per share for the trailing 20 trading days prior thereto, the Investor shall, within 30 days after receipt of written notice thereof from Gottlieb, exercise the Tranche 1 Gottlieb Option to purchase the Common Shares subject thereto. Neither Gottlieb nor Drabinsky will take action to manipulate the market price for Common Shares such that it exceeds $8 per share.

           6. Early Termination. The Options shall terminate if at anytime following the closing of the transactions contemplated by the Investment Agreement the Investor and its affiliates (as defined in the federal securities laws) collectively beneficially own less than 500,000 Common Shares (as such amount shall be appropriately adjusted from time to time in the event of a distribution of securities by the Corporation requiring an adjustment to the Options pursuant to Section 3 hereof).

           7. Reallocation of Optioned Shares. In the event that Gottlieb is incapable of delivering 1,500,000 unencumbered Common Shares to the depositary under the Voting Trust Agreement (as defined in the Investment Agreement) upon the closing of the transactions contemplated by the Investment Agreement, the Common Shares subject to the Options shall be automatically reallocated in the following manner (the "Reallocation"):

      (i) the number of Common Shares owned by Gottlieb which shall be subject to the Gottlieb Options (A) shall be reduced to the number of unencumbered Common Shares delivered to the depositary by Gottlieb under the Voting Trust Agreement and (B) such reduction in Optioned Shares subject to the Gottlieb Options shall be equally allocated among tranches 2 through 4 of the Gottlieb Options; and

      (ii) additional Common Shares owned by Drabinsky (A) shall become subject to this Option Agreement to the extent of the shortfall resulting from the reduction in the number of Common Shares subject to the Gottlieb Options and (B) all such additional Common Shares shall be subject to the terms and conditions applicable to the purchase of Common Shares included in tranches 2 through 4 of the Gottlieb Options, equally allocated among tranches 2 through 4.

 The Investor shall, upon the exercise of Options for Common Shares subject to the Reallocation, deliver the entire exercise price for such reallocated Options to Gottlieb. Any redistribution of such proceeds required to be made to Drabinsky by Gottlieb shall be subject to an agreement between Drabinsky and Gottlieb. Each of Drabinsky and Gottlieb hereby waive any claim either of them may have against the Investor in connection with the Reallocation process. Drabinsky and Gottlieb agree to use their best efforts to avoid a Reallocation or minimize the number of Common Shares subject to a Reallocation.

           8. Specific Performance. Without limiting the rights of each party hereto to pursue all other legal and equitable rights available to such party for the other parties' failure to perform their obligations under this Option Agreement, the parties hereto acknowledge and agree that the remedy at law for any failure to perform their obligations hereunder would be inadequate and that each of them, respectively, shall be entitled to specific performance, injunctive relief or other equitable remedies in the event of any such failure.

           9.   Successors and Assigns.

                (a) Except as otherwise provided herein, this Option Agreement will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

                (b) Neither Drabinsky nor Gottlieb may assign their rights or obligations under this Option Agreement, without the prior written consent of the Investor. The Investor may freely assign its rights or obligations under this Option Agreement.

           10. Amendment and Waiver. The provisions of this Option Agreement may be amended and waived only through a written instrument, duly executed by the parties to this Option Agreement.

           11. Further Assurances. Each of the parties to this Option Agreement shall do all such acts and things and shall execute and deliver, or cause to be executed and delivered, all such documents, instruments and agreements as may be necessary or desirable to give effect to the provisions of and the intent of this Option Agreement.

           12. Survival of Representations and Warranties. All representations and warranties made by any party contained in this Option Agreement or made in writing in connection with the transactions contemplated by this Option Agreement shall survive the termination of this Option Agreement through the date prescribed by the applicable statute of limitations, regardless of any investigation made by the Investor or on its behalf.

           13. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision, provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the parties hereto shall be enforceable to the fullest extent permitted by law.

           14. Notices. Any notice or other document required or permitted to be given pursuant to this Option Agreement shall be validly given if delivered or sent by registered mail, postage prepaid, to the address of the addressee as follows:

           i.   in the case of Drabinsky:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                M5R 2H7

                Attention:  Garth H. Drabinsky

           ii.  in the case of Gottlieb:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                M5R 2H7

                Attention:  Myron I. Gottlieb

           iii. in the case of the Investor:

                Lynx Ventures L.P.
                c/o Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York 10022

                Attention: Eric L. Cochran

                with a copy to:

                Skadden, Arps, Slate, Meagher & Flom LLP
                919 Third Avenue
                New York, New York  10022

                Attention: Eric L. Cochran

           iv.  in the case of the Corporation:

                Livent Inc.
                165 Avenue Road, Suite 600
                Toronto, Ontario
                M5R 2H7

                Attention:  The Secretary

           Any notice or other document given by mail as aforesaid shall be deemed to have been received on the second business day following the date on which such notice or document was mailed.

           In lieu of notice by mail as aforesaid, any notice or other document required or permitted to be given pursuant to this Option Agreement may be validly given if delivered to the address of the addressees set forth above and any such notice or document so delivered shall be deemed to have been given at the time of delivery.

           If by reason of a strike, lockout or other work stoppage, actual or threatened, of postal employees or other disruption of normal postal services, any notice to be given hereunder would reasonably be unlikely to reach its destination, such notice shall be valid and effective only if delivered to the appropriate address in accordance with this Section 8 or by telecopy, telegram, telex or other means of prepaid transmitted or recorded communication.

           Any party may change its address for service from time to time by notice given in accordance with the foregoing provisions.

           15. GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS OPTION AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE PROVINCE OF ONTARIO, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE PROVINCE OF ONTARIO OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE PROVINCE OF ONTARIO.

           16. Counterparts. This Option Agreement may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

           17. Descriptive Headings. The descriptive headings of this Option Agreement are inserted for convenience only and do not constitute a part of this Option Agreement.

                                  * * * * *

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                               GARTH H. DRABINSKY


                               By:   /s/ Garth H. Drabinsky


                               MYRON I. GOTTLIEB


                               By:  /s/ Myron I. Gottlieb



                               LYNX VENTURES L.P.

                               By:  Lynx Ventures L.L.C.,
                                       its General Partner


                               By:  /s /Michael S. Ovitz
                               Name:  Michael S. Ovitz
                               Title:    Managing Member






           THIS OPTION AMENDING AGREEMENT made as of the 12th day of June, 1998.

 A M O N G:
                          GARTH H. DRABINSKY,
                          an individual residing
                          in the City of Toronto, in the Province of Ontario

                          - and -

                          MYRON I. GOTTLIEB,
                          an individual residing
                          in the City of Toronto, in the Province of Ontario

                          - and -

                          LYNX VENTURES L.P.,
                          a limited partnership
                          organized under the laws of Delaware

           WHEREAS Lynx Ventures L.P. ("Lynx"), Garth H. Drabinsky ("GHD") and Myron I. Gottlieb ("MIG") have entered into an option agreement dated April 13, 1998 (the "Option Agreement") pursuant to which, among other things, GHD has granted to Lynx an option (the "Lynx Option") exercisable until the first anniversary of the date hereof to purchase from GHD 500,000 common shares of Livent Inc. (the "Lynx Optioned Shares") at U.S. $8.00 per share;

           AND WHEREAS the purpose of this agreement is to record certain amendments to the Option Agreement relating to the Lynx Optioned Shares.

           NOW THEREFORE in consideration of the covenants herein and the sum of $2.00 now paid by each of the parties to each of the others (the receipt and sufficiency of all of which is hereby acknowledged by each of the parties) the parties agree as follows:

 1. GHD represents and warrants to Lynx that at the date hereof GHD holds valid and exercisable options ("GHD Employee Options") to purchase common shares of Livent Inc. ("GHD SOP Shares") pursuant to the provisions of the Livent Inc. Stock Option Plan, the particulars of which are set out on the accompanying chart.

 2. GHD has asked Lynx to provide the following loan arrangement to facilitate the exercise by GHD of the GHD Employee Options and the delivery of the Lynx Optioned Shares pursuant to the Lynx Option. GHD covenants that, notwithstanding this amending agreement, he will honour the rights of Lynx pursuant to the Option Agreement in accordance with its terms and will, if the Lynx Option is exercised, deliver unencumbered shares in satisfaction thereof. The parties have made the following agreement with respect to the giving of financial assistance by Lynx to GHD to enable GHD to exercise the GHD Employee Options.

 3. At such time as Lynx gives notice to GHD of Lynx's exercise of the Lynx Option, if GHD is unable to honour the Lynx Option except by exercising GHD Employee Options, then Lynx will lend to GHD an amount of United States dollars (the "Loan Amount") equal to the amount required to enable GHD to purchase that number of Canadian dollars representing the exercise price pursuant to the GHD Employee Options of that number of GHD SOP Shares equal to the number of Lynx Optioned Shares in respect of which Lynx is exercising its option. The loan from Lynx to GHD will be repayable on demand and shall bear interest at a rate of 10% per annum commencing on the second business day after the Loan Amount is advanced, compounded on each anniversary date of the making of the loan.

 4. Forthwith upon receiving the Loan Amount, GHD will exercise its options on the appropriate number of GHD SOP Shares and will deliver to Lynx a certificate or certificates properly endorsed in blank representing the appropriate number of Lynx Optioned Shares. The Loan Amount will be set off against the exercise price of the Lynx Option and the Loan cancelled in that amount. In the event the Loan Amount exceeds the exercise price of the Lynx Option, GHD shall forthwith pay an amount equal to the excess to Lynx. In the event the exercise price of the Lynx Option exceeds the Loan Amount, Lynx shall forthwith pay an amount equal to the excess to GHD.

 5. In respect of 193,750 of the Lynx Optioned Shares, the expiry date of the Lynx Option shall be May 14, 1999, rather than one year from the date hereof.

 6. The parties hereto acknowledge their mutual understanding that the GHD Employee Options are by their terms non-assignable and non-transferable. This amendment to the Option Agreement is not intended to create proprietary rights in Lynx in the GHD Employee Options.

 7. In the event GHD fails, at any time, to deliver the requisite number of Lynx Optioned Shares upon the exercise by Lynx of the Lynx Option and Lynx shall have used all reasonable efforts to cause GHD to deliver such shares, MIG shall, within 15 days after receipt of notice of the foregoing from Lynx, deliver to Lynx against payment to MIG of the exercise price of the Lynx Option, such number of common shares of Livent as shall be necessary to satisfy the Lynx Option.

 8. Except as amended hereby, the Option Agreement is confirmed in all respects.

           IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed on the date first set forth herein.

 SIGNED, SEALED AND DELIVERED  )
 in the presence of            )
                               )  /s/ Garth H. Drabinsky
                               ) __________________________
                               ) Garth H. Drabinsky
                               )
                               )
                               ) /s/ Myron I. Gottlieb
                               ) __________________________
                               ) Myron I. Gottlieb

                                 LYNX VENTURES L.P.,
                                 by Lynx Ventures L.L.C., its general partner



                               by /S/ David R. Maisel
                                  ________________________
                                    Name: David R. Maisel
                                    Title: Manager






                            LIVENT OPTIONS - GHD

                                              VESTED                           EXERCISE
                    GRANT       NO. OF         MAY                          PRICE CDN. $                         EXERCISE
   TRANCHE          DATE        SHARES        1999                             & VALUE             EXPIRY         UNTIL
------------  --------------- ----------- -------------                  -------------------    ------------    --------------

     1.       May 17, 1993        193,750       193,750                   $9.00   $1,743,750     May 16, 1998    May 15, 1999

     2.       May 24, 1994        275,000       275,000                  $12.625   $3,471,875    May 23, 1999    May 22, 2000

     3.       Nov. 13, 1996       190,000        31,250  of available    $14.50      $453,125    Nov. 12, 2001   Nov. 11, 2002
                                  -------        ------  47,500)                   --------

                                  658,750       500,000                     Cdn.   $5,668,750
                                  -------       -------
                                                                      U.S. (.69)   $3,911,437